EXHIBIT 16.1

Securities and Exchange Commission
Washington, D.C. 20549

1 July 2015

Commissioners:

We have read the statements made by Pangaea Logistics Solutions Ltd. (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of Pangaea Logistics Solutions Ltd. dated June 3, 2015.

We agree with the statements concerning our Firm in such Form 8-K.

Very truly yours,

/s/ PricewaterhouseCoopers

PricewaterhouseCoopers
Statsautoriseret Revisionspartnerselskab

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